THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 1, 2012, AS AMENDED AND MODIFIED FROM TIME TO TIME, AND THE ISSUER RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE

RAIT FINANCIAL TRUST

Common Share Purchase Warrant

Warrant No. 3 New York, New York

December 18, 2012

RAIT FINANCIAL TRUST, a Maryland real estate investment trust (the “Company”), for value received, hereby certifies that ARS VI Investor I, LLC, a Delaware limited liability company (the “Purchaser”), or its registered assigns, is entitled to purchase from the Company a number of duly authorized, validly issued, fully paid and nonassessable common shares of beneficial interest, par value $0.03 per share, of the Company (the “Common Shares”) equal to 2,482,750, which shall be adjusted or readjusted from time to time as provided herein (as adjusted, the “Warrant Shares”), at the purchase price per share of $6.00 (the “Initial Warrant Price”), which shall be adjusted or readjusted from time to time as provided herein (as adjusted, the “Warrant Price”), at any time or from time to time, subject to the terms, conditions and adjustments set forth below in this Warrant (as defined below).

This Warrant is one of the Common Share Purchase Warrants (each a “Warrant” and collectively, the “Warrants,” such term to include any such warrants issued in substitution therefor) that may be issued from time to time pursuant to the Securities Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), dated as of October 1, 2012 (the “Signing Date”), by and among the Company, RAIT Partnership, L.P., a Delaware limited partnership, Taberna Realty Finance Trust, a Maryland real estate investment trust, RAIT Asset Holdings IV, LLC, a Delaware limited liability company, and the Purchaser. Assuming the maximum number of Warrants issuable pursuant to the Purchase Agreement are issued, the Warrants evidence rights to purchase an aggregate of up to 9,931,000 Common Shares as of the Signing Date, subject to adjustment as provided herein, at a purchase price per Common Share equal to the Initial Warrant Price. All capitalized terms used herein which are not otherwise defined in Section 13 hereof shall have the meanings set forth in the Purchase Agreement.

1. EXERCISE OF WARRANT

1.1 Manner of Exercise; Payment.

1.1.1 Exercise. The Holder hereof may exercise at any time and from time to time this Warrant, in whole or in part, during normal business hours on any Trading Day prior to the termination of this Warrant provided for in Section 12 hereof by surrender of this Warrant (or an affidavit of loss in form and substance reasonably satisfactory to the Company) to the Company at its office maintained pursuant to Section 11.2(a) hereof, accompanied by an exercise notice in substantially the form attached to this Warrant as Exhibit A (or a reasonable facsimile thereof) duly executed by such Holder (each, an “Exercise Notice”) and accompanied by payment either (i) in cash, (ii) by bank or certified check payable to the order of the Company, (iii) by wire transfer to an account identified by the Company, (iv) by the surrender by such Holder to the Company, at the aforesaid offices, of Series D Preferred Shares held by such Holder, and all such Series D Preferred Shares so surrendered shall be credited against such payment in an amount equal to the Liquidation Preference of such Series D Preferred Shares at the time of such surrender, or (v) by any combination of any of the foregoing methods, in the amount obtained by multiplying (a) the number of Warrant Shares (without giving effect to any adjustment thereof) designated in such exercise notice by (b) the Initial Warrant Price, and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and non-assessable Common Shares (or Other Securities) determined as provided in Sections 2 through 4 hereof.

1.1.2 Net Exchange. If instead of exercising the Warrant pursuant to the terms of Section 1.1.1 above, the Holder hereof elects to exchange this Warrant, in whole or in part, for Common Shares, then such Holder shall surrender this Warrant (or an affidavit of loss in form and substance reasonably satisfactory to the Company) to the Company at its office maintained pursuant to Section 11.2(a) hereof during normal business hours on any Trading Day accompanied by a notice of exchange in substantially the form attached to this Warrant as Exhibit B (or a reasonable facsimile thereof) duly executed by such Holder, and such Holder shall thereupon be entitled to receive a number of duly authorized, validly issued, fully paid and non-assessable Common Shares (or Other Securities) determined as follows:

X = (A x B) — (A x C) B

For purposes of the foregoing formula:

X= the total number of Common Shares (or Other Securities) to be issued in connection with the net exchange.

A= the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B= the average VWAP of a Common Share for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C= the Warrant Price then in effect at the time of such exercise.

The “exchange” of this Warrant pursuant to this Section 1.1.2 is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and the Company agrees to report any exchange of this Warrant as such. For all purposes of this Warrant (other than this Section 1.1), any reference herein to the exercise of this Warrant shall be deemed to include a reference to the exchange of this Warrant into Common Shares (or Other Securities) in accordance with the terms of this Section 1.1.2.

1.1.3 Principal Market Regulation. Notwithstanding anything to the contrary contained in this Warrant, the Company shall not be obligated to issue any Common Shares upon exercise of this Warrant, and the Holder shall not have the right to receive upon exercise of this Warrant any Common Shares, if the issuance of such Common Shares would exceed that number of Common Shares which the Company may issue upon exercise of the Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of Common Shares in excess of such amount (which shareholder approval the Company may, but shall not be required hereunder to, seek). Until such approval is obtained, no holder of any Warrants shall be issued in the aggregate, upon exercise of the Warrants, Common Shares in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of Warrant Shares underlying the Warrants issued to such holder and the denominator of which is the aggregate number of Common Shares underlying the Warrants issued or issuable pursuant to the Purchase Agreement on the date of such exercise (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any holder shall sell or otherwise transfer any of such holder’s Warrants, the transferee shall be allocated a pro rata portion of such holder’s Exchange Cap Allocation, and the restrictions of the immediately preceding sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. If any holder of Warrants shall exercise all of such holder’s Warrants into a number of Common Shares which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of Common Shares actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Warrants on a pro rata basis in proportion to the Common Shares underlying the Warrants then held by each such holder. If the Company is prohibited from issuing any Common Shares upon exercise of this Warrant as a result of the operation of this Section 1.1.3, the Company shall, upon such exercise, issue the maximum number of Common Shares that it is able to issue to the Holder below such Holder’s Exchange Cap Allocation and shall pay to the Holder an amount per Common Share that it is prohibited from issuing equal to the difference between the average VWAP on a Common Share for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the date of such exercise and the then existing Warrant Price. If the Holder elects to exercise this Warrant by surrendering Series D Preferred Shares held by such Holder pursuant to Section 1.1.1, then the Company shall, upon such exercise, issue the maximum number of Common Shares that it is able to issue to the Holder below such Holder’s Exchange Cap Allocation and shall pay to the Holder an amount per Common Share that it is prohibited from issuing equal to the average VWAP on a Common Share for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the date of such exercise. Such payments may be made at the Company’s option either (i) in cash, by wire transfer of immediately available funds, (ii) by executing and delivering to the Holder of this Warrant a promissory note in the form attached hereto as Exhibit C having a principal amount equal to such amount payable to the Holder or (iii) any combination of cash or promissory note. Such payment shall be in addition to, and not in limitation of, any other remedies available to the Holder. For the avoidance of doubt, based solely on the representations by the Company as of the Signing Date, the Exchange Cap is equal to 9,931,000 Common Shares, which equals approximately 19.9% of the number of Common Shares outstanding on the Trading Day immediately preceding the Signing Date (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like).

1.2 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Trading Day on which this Warrant (or an affidavit of loss in form and substance reasonably satisfactory to the Company), the Exercise Notice and the Warrant Price shall be deemed to have been surrendered and paid to the Company as provided in Section 1.1 hereof, and at such time the Person or Persons in whose name or names any certificate or certificates for Common Shares (or Other Securities) shall be issuable upon such exercise as provided in Section 1.3 hereof shall be deemed to have become the holder or holders of record thereof.

1.3 Delivery of Share Certificates, etc. As soon as practicable after each exercise of this Warrant, in whole or in part, and payment in full of the Warrant Price payable under this Warrant, and in any event within two (2) Trading Days thereafter, the Company at its sole expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof or, subject to Section 11 hereof, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(a) a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable Common Shares (or Other Securities) to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the VWAP per Common Share on the Trading Day immediately preceding the date of such exercise; and

(b) in case such exercise is in part only, a new Warrant or Warrants of like tenor, dated the date hereof and calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the Holder upon such exercise as provided in Section 1.1 hereof.

1.4 Company to Reaffirm Obligations. The Company will, at the time of each exercise of this Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder all rights (including, without limitation, any rights to registration of the resale of the Common Shares issued upon such exercise pursuant to the Registration Rights Agreement) to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant and the Registration Rights Agreement; provided, however, that if the Holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such rights to such Holder.

2. ADJUSTMENT OF COMMON SHARES ISSUABLE UPON EXERCISE.

2.1 General; Number of Shares; Warrant Price

2.1.1 The number of Common Shares which the Holder of this Warrant shall be entitled to receive upon each exercise hereof shall be determined by multiplying the number of Warrant Shares which would otherwise (but for the provisions of this Section 2) be issuable upon such exercise, as designated by the Holder hereof pursuant to Section 1.1 hereof, by the fraction of which (a) the numerator is the Initial Warrant Price and (b) the denominator is the Warrant Price in effect on the date of such exercise.

2.1.2 Notwithstanding anything to the contrary contained in this Section 2, the Warrant Price shall not be adjusted for:

(a) issuances or sales of up to an aggregate of 3,070,187 Additional Common Shares (or Options, Other Securities, Convertible Securities for Additional Common Shares or any other securities under the Company’s 2012 Incentive Award Plan (as amended and restated as of May 22, 2012) and its predecessors or successors) to employees, trustees, directors or non-affiliated consultants of the Company or its Subsidiaries;

(b) issuances or sales of Common Shares or Other Securities pursuant to plans of the Company for reinvestment of dividends or interest payable on securities of the Trust but not investments of additional optional amounts in Common Shares or Other Securities under those plans;

(c) issuances or sales of Common Shares, Other Securities, Options or Convertible Securities under contracts, agreements, Options, Other Securities, Convertible Securities or other arrangements in existence on the Signing Date and set forth on Schedule A hereto;

(d) issuances or sales of Common Shares, Other Securities, Options or Convertible Securities for a consideration per share that is not less than the greater of the Current Market Price and the Warrant Price; or

(e) purchases, redemptions and other retirement of Common Shares, Options, Other Securities or Convertible Securities for a consideration per share below the Current Market Price.

2.2 Adjustment of Warrant Price.

2.2.1 Issuance of Additional Common Shares. Except as provided in Section 2.1.2, in the event the Company, at any time or from time to time, on or after the Signing Date shall issue or sell Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 2.3 or 2.4 hereof) without consideration or for consideration per share less than the greater of the Current Market Price or the Warrant Price in effect immediately prior to such issue or sale, then, and in each such case, subject to Section 2.7 hereof, such Warrant Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Warrant Price by a fraction:

(a) the numerator of which shall be the sum of (i) the number of Common Shares outstanding immediately prior to such issue or sale, plus (ii) the number of Common Shares issuable upon exercise of Options or conversion of Convertible Securities outstanding immediately prior to such issue or sale if the issuance, sale or grant of such Options or Convertible Securities resulted in an adjustment to the Warrant Price prior to such issue or sale plus (iii) the number of Common Shares which the aggregate consideration received by the Company for the total number of such Additional Common Shares so issued or sold would purchase at the greater of such Current Market Price and such Warrant Price; and

(b) the denominator of which shall be the sum of (i) the number of Common Shares outstanding immediately after such issue or sale (including any such Common Shares deemed to be outstanding pursuant to Section 2.8) plus (ii) the number of Common Shares included in the numerator pursuant to clause (ii) of Section 2.2.1(a).

2.2.2 Extraordinary Dividends. In the event that during any twelve-month period commencing immediately following the Signing Date (an “Annual Dividend Period”), the Company makes dividends or other distributions (including without limitation any distribution of securities or property, but excluding dividends or distributions referred to in Section 2.4) on the Common Shares in an amount that, when added to all other dividends or such distributions made on the Common Shares during such Annual Dividend Period (collectively, the “Aggregate Annual Dividend Amount”) exceed the Ordinary Dividend Amount (as defined below), then, and in each such case, the Warrant Price shall be reduced immediately thereafter (but in no event reduced by more than the amount of such excess, which amount is hereafter referred to as the “Excess Amount”)) to the price determined by multiplying the Warrant Price in effect immediately prior to the reduction by the quotient of (x) the average VWAP of a Common Share for the five (5) consecutive Trading Days ending on the date immediately preceding the first date on which the Common Shares trade regular way on the Principal Market without the right to receive such dividend or distribution (the “Market Price”), minus the Excess Amount divided by (y) such Market Price. “Ordinary Dividend Amount” means the aggregate amount of $0.40 per Common Share (the “Initial Dividend Amount”) for the Annual Dividend Periods ending on or prior to the second anniversary of the Signing Date, which Initial Dividend Amount shall increase by an additional 5% on the second anniversary of the Signing Date (as increased, the “Adjusted Dividend Amount”) and which Adjusted Dividend Amount shall further increase by 5% of the amount of the immediately preceding Adjusted Dividend Amount each successive anniversary of the Signing Date following the second anniversary of the Signing Date. If any dividend or distribution is declared but not so paid or made, the Warrant Price shall be readjusted to the Warrant Price that would have been in effect if such dividend or distribution had not been declared. The amount of any non-cash dividend or distribution shall be the fair market value thereof as determined in good faith by the Board of Trustees or a committee thereof. The Ordinary Dividend Amount shall be subject to adjustment in a manner inversely proportional to the adjustments to the number of Common Shares which the Holder of this Warrant shall be entitled to receive upon each exercise hereof made pursuant to Section 2.1.1.

2.2.3 Above Market Purchases of Common Shares. Except as provided in Section 2.1.2, if, at any time after the Signing Date, the Company shall repurchase (a “Repurchase”), by self-tender offer or otherwise, any outstanding Common Shares for a consideration per share that exceeds the Current Market Price in effect immediately prior to the earlier of (i) the date of such Repurchase, (ii) the commencement of an offer to repurchase or (iii) the public announcement of either (such date being referred to as the “Determination Date”), then, and in each such case, subject to Section 2.7 hereof, such Warrant Price shall be reduced, concurrently with such issue or sale, to a price determined by multiplying such Warrant Price by a fraction:

(a) the numerator of which shall be (x) the product of (1) the Current Market Price as of the Determination Date times (2) the sum of (i) the number of Common Shares outstanding immediately following the consummation of the Repurchase plus (ii) the number of Common Shares issuable upon exercise of Options or conversion of Convertible Securities outstanding immediately prior to such issue or sale if the issuance, sale or grant of such Options or Convertible Securities resulted in an adjustment to the Warrant Price prior to such issue or sale less (y) the Repurchase Premium (as defined below), and

(b) the denominator of which shall be (x) the product of (1) the Current Market Price as of the Determination Date times (2) the sum of (i) the number of Common Shares outstanding immediately following the consummation of the Repurchase (including any such Common Shares deemed to be outstanding pursuant to Section 2.8) plus (ii) the number of Common Shares included in the numerator pursuant to clause (ii) of Section 2.2.3(a)(x)(2).

The amount by which the aggregate repurchase prices for all securities repurchased in any Repurchase exceeds the Current Market Price for such securities is referred to as the “Repurchase Premium”.

2.3 Treatment of Options and Convertible Securities.

2.3.1 Issuance of Options or Convertible Securities. In the event that the Company, at any time or from time to time, on or after the Signing Date, issues, sells, grants or assumes, or fixes a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities for consideration per share (determined pursuant to Section 2.5 hereof) less than the greater of the Current Market Price or the Warrant Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date immediately prior to the commencement of ex-dividend trading), then, and in each such case, the maximum number of Additional Common Shares (as set forth in the instruments related thereto, without regard to any provision contained therein for a subsequent adjustment of such number the purpose of which is to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, or, in the case of any instrument the value of which is linked to Common Shares, the maximum number of Common Shares to which such value is linked, shall be deemed to be Additional Common Shares issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date immediately prior to the commencement of ex-dividend trading). Except as otherwise provided in Section 2.3.2, (a) with respect to Options, no adjustment of the Warrant Price shall be made (i) upon the actual issuance of (A) such Common Shares or (B) of such Convertible Securities upon exercise of such Options, (ii) upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities upon exercise of such Options or (iii) upon the actual issuance of such Common Shares upon conversion or exchange of such Convertibles Securities, and (b) with respect to Convertible Securities, (i) no adjustment of the Warrant Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities, and (ii) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Warrant Price shall be made by reason of such issuance or sale.

2.3.2 Change in Option Price or Conversion Rate; Termination of Options or Convertible Securities. If a change occurs in (a) the maximum number of Common Shares issuable in connection with any Option or Convertible Security, (b) the purchase price provided for in any Option, (c) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or (d) the rate at which Convertible Securities are convertible into or exchangeable for Common Shares, then the Warrant Price in effect at the time of such event shall be readjusted (or adjusted, in the event that no adjustment was made in connection with the original issue sale, grant or assumption, or fixing of a record date for the determination of holders of any class of securities entitled to receive such Options or Convertible Securities) to the Warrant Price that would have been in effect at such time had such Options or Convertible Securities that remain outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued, sold or assumed.

2.3.3 Expiration or Cancellation of Options or Convertible Securities. In any case in which Additional Common Shares shall be deemed to be issued under Section 2.3.1 in connection with the issuance, sale, grant or assumption of Options or Convertible Securities then upon the expiration, cancellation or retirement of any such Options or Convertible Securities which have not been exercised or converted, the Warrant Price and any subsequent adjustments based thereon shall be adjusted and recomputed as if:

(i) in the case of Options for Common Shares or Convertible Securities, the only Additional Common Shares issued or sold were the Additional Common Shares, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue or sale, grant or assumption of such Options, and the consideration received by the Company for the Additional Common Shares deemed to have then been issued was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (pursuant to Section 2.5) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

2.4 Treatment of Share Dividends, Share Splits, etc. In the event the Company, at any time or from time to time, on or after the Signing Date shall declare or pay any dividend on the Common Shares payable in Common Shares, or shall effect a subdivision of the outstanding Common Shares into a greater number of Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares), then, and in each such case, Additional Common Shares shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

2.5 Computation of Consideration. For the purposes of this Section 2:

(a) the consideration for the issue or sale of any Additional Common Shares shall, irrespective of the accounting treatment of such consideration:

(i) insofar as it consists of cash, be computed at the amount of cash received by the Company net of any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale;

(ii) insofar as it consists of property (including securities) other than cash received by the Company, be computed at the fair market value thereof (as determined by the Board of Trustees or a committee of the Board of Trustees) at the time of such issue or sale;

(iii) insofar as it consists neither of cash nor of other property, be computed as having no value; and

(iv) in the event Additional Common Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i), (ii) and (iii) above, allocable to such Additional Common Shares, all as determined in good faith by the Board of Trustees or a committee of the Board of Trustees;

(b) Additional Common Shares deemed to have been issued pursuant to Section 2.3 hereof shall be deemed to have been issued for a consideration per share determined by dividing:

(i) the total amount of cash and other property, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration the purpose of which is to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing clause (a), by

(ii) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number the purpose of which is to protect against dilution) issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities; and

(c) Additional Common Shares deemed to have been issued pursuant to Section 2.4 hereof shall be deemed to have been issued for no consideration.

2.6 Adjustment for Combinations, etc. In case the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, the Warrant Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

2.7 Minimum Adjustment of Warrant Price. If the amount of any adjustment of the Warrant Price required pursuant to this Section 2 would be less than $0.00001, then such amount shall be carried forward and adjustment shall be made with respect thereto at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least $0.00001.

2.8 Shares Deemed Outstanding. For purposes of calculating adjustments (if any) to the Warrant Price upon the issuance, sale or grant of Options or Convertible Securities, there shall be deemed to be outstanding, immediately after giving effect to any such issuance, sale or grant, the Common Shares issuable upon the exercise of such Options or conversion of such Convertible Securities. In addition, for purposes of calculating adjustments to the Warrant Price, effect shall be given to all antidilution provisions contained in any then outstanding Options and Convertible Securities which cause an adjustment in the number of Common Shares so issuable thereunder by virtue of the issuance of Common Shares, Options or Convertible Securities and any such additional Common Shares so issuable as a result of such antidilution provisions shall be deemed outstanding immediately after giving effect to any such issuance, sale or grant.

2.9 Contest and Appraisal Rights. (a) If the holders of Warrants entitling such holders to purchase a majority of the Warrant Shares subject to purchase upon exercise of Warrants at the time outstanding (the “Required Interest”) shall, for any reason whatsoever, disagree with the Company’s determination of the Current Market Price of the Common Shares (i.e., under circumstances where the VWAP is determined by the Board of Trustees as provided in the definition of the term “VWAP”) or of the fair market value of any property (or securities) given to the Company as consideration for the issue or sale of Additional Common Shares, then such holders shall by notice to the Company (an “Appraisal Notice”) given within thirty (30) days after the Company’s determination elect to dispute such determination, and such dispute shall be resolved as set forth in clause (b) of this Section 2.9.

(b) The Company shall, within thirty (30) days after an Appraisal Notice shall have been given, engage an Appraiser to make an independent determination of the Current Market Price for the Common Shares or of the fair market value of any property (or securities) given to the Company as consideration for the issue or sale of additional Common Shares, as the case may be (the “Appraiser’s Determination”). In arriving at its determination, the Appraiser shall base any valuation upon (i) in the case of the Current Market Price of the Common Shares, the fair market value of the Company assuming that the Company were sold as a going concern, without regard to the existence of any control block, the anticipated impact upon current market prices of any such sale, the lack or depth of a market for the Common Shares, the Warrants or other securities of the Company, or any other factors concerning the liquidity or marketability of the Common Shares, the Warrants or other securities of the Company, and (ii) in the case of the fair market value of any property (or securities) given to the Company as consideration for the issue or sale of Additional Common Shares, the fair market value of such property (or securities) assuming that such property (or securities) were sold to an unaffiliated third party in an arm’s-length transaction. The Appraiser’s Determination shall be final and binding on the Company and the holders of the Warrants. The costs of conducting an appraisal shall be borne by the party whose assertion of the Current Market Price or fair market value was the farthest from the final determination of the Current Market Price or fair market value determined by the Appraiser.

3. CONSOLIDATION, MERGER, ETC.

3.1 Adjustments for Consolidation, Merger, Sale of Assets, Reorganizations, etc. In the event the Company, on or after the Signing Date, (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Shares or Other Securities shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (c) shall transfer all or substantially all of its properties or assets to any other Person, or (d) shall effect a capital reorganization or reclassification of the Common Shares or Other Securities (other than a capital reorganization or reclassification to the extent that such capital reorganization or reclassification results in the issuance of Additional Common Shares for which adjustment in the Warrant Price is provided in Section 2.2.1 or 2.2.2 hereof), then, and in the case of each such transaction, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant, upon the exercise hereof at any time after the consummation of such transaction, shall be entitled to receive (at the aggregate Warrant Price in effect at the time of such consummation for all Common Shares or Other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Shares or Other Securities issuable upon such exercise prior to such consummation, the greatest amount of securities, cash or other property to which such Holder would actually have been entitled as a shareholder upon such consummation if such Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 2, 3 and 4 hereof.

3.2 Assumption of Obligations. The Company will not effect any of the transactions described in clauses (a) through (d) of Section 3.1 hereof unless, at or prior to the consummation thereof, each person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Warrant, (a) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant), (b) the obligations of the Company under the Registration Rights Agreement and (c) the obligation to deliver to such Holder such shares of beneficial interest, securities, cash or property as such Holder may be entitled to receive in accordance with the foregoing provisions of this Section 3, and such Person shall have similarly delivered to such Holder an opinion of counsel for such Person, which counsel and opinion shall be reasonably satisfactory to such Holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 3) shall be applicable to the beneficial interest, securities, cash or property which such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto. Notwithstanding the forgoing, this Section 3.2 shall not restrict the Company from consummating a Change of Control, as contemplated by Section 12.

4. RESTRICTIONS ON TRANSFERS. This Warrant and Common Shares (or Other Securities) issuable hereunder are subject to the provisions of Article VII of the Declaration of Trust of the Company and restrictions on transfers set forth in the Purchase Agreement.

5. NO DILUTION OR IMPAIRMENT. The Company shall not, by amendment of its Declaration of Trust or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, impermissibly avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of beneficial interest receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) subject to Section 1.1.3, will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of beneficial interest on the exercise of the Warrants from time to time outstanding, and (c) will not take any action which results in any adjustment of the Warrant Price if the total number of Common Shares (or Other Securities) issuable after the action upon the exercise of all of the Warrants would exceed the total number of Common Shares (or Other Securities) then authorized by the Company’s Declaration of Trust and available for the purpose of issuance upon such exercise.

6. ACCOUNTANTS’ REPORT AS TO ADJUSTMENTS. In each case of any adjustment or readjustment in the Common Shares (or Other Securities) issuable upon the exercise of this Warrant, the Company, at its sole expense, will promptly compute such adjustment or readjustment in accordance with the terms of this Warrant and deliver to the Holder of this Warrant a certificate of the chief executive officer or chief financial officer of the Company setting forth such computation and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the Company for any Additional Common Shares issued or sold or deemed to have been issued, (b) the number of Common Shares outstanding or deemed to be outstanding, and (c) the Warrant Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by Section 2 hereof) on account thereof. The Company will also keep copies of all such certificates at its office maintained pursuant to Section 11.2(a) hereof and will cause the same to be available for inspection at such office during normal business hours by any holder of a Warrant.

7. NOTICES OF CORPORATE ACTION. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of beneficial interest of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Company, any reclassification or recapitalization of the shares of beneficial interest of the Company, any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the Company to any other Person, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, or

(d) any issuance of any Common Shares, Convertible Security or Option by the Company (other than (i) issuances or sales of Common Shares pursuant to plans of the Company for reinvestment of dividends or interest payable on securities of the Trust and investments in additional optional amounts in Common Shares under those plans, (ii) issuances or sales to employees, trustees, directors or non-affiliated consultants of the Company or its subsidiaries and (iii) issuances from time to time under the Company’s ATM program), or

(e) any Change of Control (as defined in the Purchase Agreement),

which has not been publicly reported by press release or on a current report on Form 8-K filed by the Company with the SEC within four (4) business days, the Company will mail no later than the fifth (5th) business day to each holder of a Warrant a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or Change of Control is to take place, (iii) the time, if any such time is to be fixed, as of which the holders of record of Common Shares (or Other Securities) shall be entitled to exchange their Common Shares (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction and (iv) the date of such issuance, together with a description of the security so issued and the consideration received by the Company therefor. Notwithstanding the foregoing, the Company shall mail a notice of any Change of Control to the holders of Warrants upon the earlier of (i) the public announcement of the entry of any agreement for a Change of Control and (ii) if the holder is bound by a confidentiality agreement and restrictions on trading of securities of the Company based on non-public information, within two (2) business days of the final approval of such Change of Control transaction by the Board of Trustees.

8. REGISTRATION OF COMMON SHARES. If any Common Shares required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than pursuant to the Securities Act or state securities laws) before such shares may be issued upon exercise, the Company will, at its sole expense and as expeditiously as possible, use its commercially reasonable efforts to cause such shares to be duly registered or approved, as the case may be. The Common Shares issuable upon exercise of this Warrant shall constitute Registrable Securities (as such term is defined in the Registration Rights Agreement). Each holder of any Common Shares issued upon exercise of this Warrant shall be entitled to all of the benefits afforded to a holder of any such Registrable Securities under and subject to the Registration Rights Agreement and such holder, by its acceptance of this Warrant, agrees to be bound by and to comply with the terms and conditions of the Registration Rights Agreement applicable to such holder as a holder of such Registrable Securities.

9. PUT RIGHTS. From and after the earlier to occur of (i) the fifth (5th) anniversary of the Signing Date or (ii) the occurrence of a Mandatory Redemption Triggering Event (as defined in the Series D Preferred Shares Articles Supplementary), the Holder of this Warrant may demand that the Company purchase all or any portion of this Warrant (without regard to any limitations on exercise hereof, including, without limitation, pursuant to Section 1.1.3 hereof) at the Put Redemption Price by delivery of a written notice to the Company (each, a “Put Right Notice”) and surrender of this Warrant (or an affidavit of loss in form and substance reasonably satisfactory to the Company) to the Company at its office maintained pursuant to Section 11.2(a) hereof (the “Put Demand Date”), which Put Right Notice shall specify that portion of this Warrant that the Company shall redeem pursuant to this Section 9 (which portion shall be determined by a number of Common Shares otherwise issuable pursuant to this Warrant on the Put Demand Date as specified by the Holder in such Put Right Notice). The Company shall as soon as reasonably practicable, but in any event no later than ten (10) days after the Put Demand Date (the “Put Payment Date”), pay the Put Redemption Price payable to such Holder at the Company’s option, either (i) in cash, by wire transfer of immediately available funds, (ii) where such put is triggered by an event set forth under clauses (iv)-(vi) of the definition of Mandatory Redemption Triggering Event, by executing and delivering to the Holder of this Warrant a promissory note in the form attached hereto as Exhibit C, having a principal amount equal to the Put Redemption Price payable to the Holder, or (iii) any combination of clause (i) and, if applicable, clause (ii), and if the election made pursuant to this Section 9 is only with respect to a portion of this Warrant, the Company shall issue to the Holder a new Warrant or Warrants of like tenor, dated the date hereof and calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares called for on the face of this Warrant minus the number of Common Shares representing that portion of the Warrant being redeemed, as set forth in the applicable Put Rights Notice.

Upon surrender of this Warrant (or an affidavit of loss in form and substance reasonably satisfactory to the Company) in accordance with the procedures set forth in this Section 9, the right to purchase Common Shares represented by that portion of this Warrant that is being redeemed pursuant to this Section 9 shall terminate, and this Warrant shall represent (i) the right of the Holder to receive the applicable Put Redemption Price from the Company in accordance with this Section 9 and (ii) in case the demand for redemption by the Holder is only with respect to a portion of this Warrant, a new Warrant or Warrants for the remaining portion of this Warrant as described in this Section 9.

10. RESERVATION OF SHARES, ETC. The Company shall at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, the number of Common Shares from time to time issuable upon exercise of all Warrants at the time outstanding. All Common Shares issuable upon exercise of any Warrants shall be duly authorized and, when issued upon such exercise, shall be validly issued and fully paid and nonassessable with no liability on the part of the holders thereof. The Company shall take any and all trust action (including a reduction in par value) which shall, in the opinion of counsel to the Holder, be necessary to validly and legally issue fully paid and nonassessable Common Shares in accordance with the terms hereof.

11. OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS.

11.1 Ownership of Warrants. The Company may treat the person in whose name any Warrant is registered on the register kept at the office of the Company maintained pursuant to Section 11.2(a) hereof as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary. A Warrant may be exercised by a new holder without a new Warrant first having been issued.

11.2 Office; Transfer and Exchange of Warrants.

(a) The Company shall maintain an office (which may be an agency maintained at a bank) where notices, presentations and demands in respect of this Warrant may be made upon it. Such office may be maintained at 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, Attention: Chief Financial Officer, until such time as the Company shall notify the holders of the Warrants of any change of location of such office.

(b) The Company shall cause to be kept at its office maintained pursuant to Section 11.2(a) hereof a register for the registration and transfer of the Warrants. The names and addresses of holders of Warrants, the transfer thereof and the names and addresses of transferees of Warrants shall be registered in such register. The Person in whose names any Warrant shall be so registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.

(c) Upon the surrender of any Warrant (or an affidavit of loss in form and substance reasonably satisfactory to the Company), properly endorsed and subject to Section 4 hereof, for registration of transfer or for exchange at the office of the Company maintained pursuant to Section 11.2(a) hereof, the Company, at its expense, will promptly (and in any event within five Trading Days) execute and deliver to or upon the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces therefor for the number of Common Shares called for on the face or faces of the Warrant or Warrants so surrendered.

11.3 Replacement of Warrants. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant held by a Person other than the initial holder hereof or any institutional investor, upon delivery of indemnity satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the office of the Company maintained pursuant to Section 11.2(a) hereof, the Company, at its sole expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

12. TERMINATION. This Warrant shall automatically terminate without any action on the part of the Holder thereof or the Company on the earlier of (i) the fifteenth anniversary of the Signing Date unless exercised on or prior to such date or (ii)(x) thirty (30) days following the receipt of notice by the Holder of a Change of Control pursuant to Section 7 or (y) if later, the date the Change of Control occurs, in each case unless exercised prior to the consummation of such Change of Control. Upon termination of this Warrant, all rights and obligations of the parties hereunder shall terminate and this Warrant shall have no futher force and effect; provided, however, that the holder’s rights pursuant to Section 9 hereof shall survive any such termination pursuant to clause (ii) of this Section 12 for at least thirty (30) days following the occurrence of such Change of Control.

13. DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Additional Common Shares” means all of the Common Shares (including treasury shares) issued or sold (or, pursuant to Section 2.3 or 2.4 hereof, deemed to be issued) by the Company after the Signing Date, whether or not subsequently reacquired or retired by the Company, other than the Common Shares issued upon the exercise of Warrants.

“Adjusted Dividend Amount” shall have the meaning given to such term in Section 2.2.2 hereof.

“Annual Dividend Period” shall have the meaning given to such term in Section 2.2.2 hereof.

“Appraisal Notice” shall have the meaning given to such term in Section 2.9(a) hereof.

“Appraiser” an independent nationally recognized investment bank or other qualified financial institution acceptable to the Company and the Required Interest.

“Appraiser’s Determination” shall have the meaning given to such term in Section 2.9(a) hereof.

“Board of Trustees” shall mean the board of trustees of the Company.

“Change of Control” shall have the meaning given to such term in the Series D Preferred Shares Articles Supplementary.

“Closing Date” shall have the meaning given to such term in the Purchase Agreement.

“Common Shares” shall have the meaning given to such term in the introduction to this Warrant, such term to include any shares of beneficial interest into which such Common Shares shall have been changed or any shares of beneficial interest resulting from any reclassification of such Common Shares, and all other shares of beneficial interest of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Company” shall have the meaning given to such term in the introduction to this Warrant, such term to include any Person which shall succeed to or assume the obligations of the Company in compliance with Section 3 hereof.

“Convertible Securities” means any evidences of indebtedness (including the Company’s 7.0% senior convertible notes), shares of beneficial interest (other than Common Shares) or other securities directly or indirectly convertible into or exchangeable for, and any instrument the value of which is linked to, Additional Common Shares.

“Current Market Price” means, on any date specified herein, the arithmetic average of the VWAP of a Common Share for the five (5) consecutive Trading Days ending on the date immediately preceding such date except that (i) Common Shares, Convertible Securities and/or Options sold to a dealer or underwriter or through an underwritten public offering (whether on a firm commitment or best efforts basis) at a price equal to or greater than the Warrant Price and (ii) Common Shares, Convertible Securities and/or Options sold in “at-the-market offerings” within the meaning of Rule 415(a)(4) at a price equal to or greater than the Warrant Price shall, in each case, conclusively be deemed to have been sold at the Current Market Price.

“Determination Date” shall have the meaning given to such term in Section 2.2.3 hereof.

“Exchange Cap” shall have the meaning given to such term in Section 1.1.3 hereof.

“Exchange Cap Allocation” shall have the meaning given to such term in Section 1.1.3 hereof.

“Exercise Notice” shall have the meaning given to such term in Section 1.1.1 hereof.

“Holder” shall mean the registered holder hereof or its permitted assigns.

“Initial Dividend Amount” shall have the meaning given to such term in Section 2.2.2 hereof.

“Initial Warrant Price” shall have the meaning given to such term in the introduction to this Warrant.

“Liquidation Preference” shall have the meaning given to such term in the Series D Preferred Shares Articles Supplementary as in effect on the Signing Date, which, for purposes of clarification, includes accrued and unpaid dividends thereon through the date of surrender.

“Market Price” shall have the meaning given to such term in Section 2.2.2 hereof.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Common Shares or Convertible Securities.

“Ordinary Dividend Amount” shall have the meaning set forth in Section 2.2.2 hereof.

“Other Securities” means any shares of beneficial interest or other equity units (other than the Common Shares) and other securities of the Company or any other Person (corporate or otherwise) (other than any promissory notes or similar Indebtedness) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of Warrants, in lieu of or in addition to Common Shares and which at any time shall have been issuable or shall have been issued in exchange for or in replacement of Common Shares or Other Securities pursuant to Section 3 hereof or otherwise.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau, instrumentality or similar entity, foreign or domestic, having jurisdiction over either the Company or any holder of a Warrant.

“Principal Market” means the New York Stock Exchange.

“Purchase Agreement” shall have the meaning given to such term in the introduction to this Warrant.

“Purchaser” shall have the meaning given to such term in the introduction to this Warrant.

“Put Demand Date” shall have the meaning given to such term in Section 9 hereof.

“Put Payment Date” shall have the meaning given to such term in Section 9 hereof.

“Put Redemption Price” means the aggregate amount determined by multiplying (a) the aggregate number of Common Shares representing that portion of this Warrant to be redeemed, as specified in the Put Right Notice delivered pursuant to Section 9 hereof and (b) the applicable price per Common Share determined by reference to the following table (provided that, in determining the aggregate number of Common Shares representing that portion of this Warrant to be redeemed pursuant to clause (a) above, no adjustments shall be made thereto pursuant to Section 2):

If the Redemption Date is:	Applicable Price
Prior to the sixth anniversary of the Signing Date:	$1.23

On or after the sixth anniversary of the Signing Date and prior to the seventh anniversary of the Signing Date:	$1.60

On or after the seventh anniversary of the Signing Date:	$1.99

“Put Right Notice” shall have the meaning given to such term in Section 9 hereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and between the Company and the Purchaser dated as of the Signing Date as from time to time in effect.

“Repurchase” shall have the meaning given to such term in Section 2.2.3 hereof.

“Repurchase Premium” shall have the meaning given to such term in Section 2.2.3 hereof.

“Required Interest” shall have the meaning given to such term in Section 2.9(a) hereof.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be amended and in effect at the time.

“Series D Preferred Shares” means the Company’s Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.

“Series D Preferred Shares Articles Supplementary” means the Articles Supplementary to the Company’s Declaration of Trust, as amended) designating and classifying the Series D Preferred Shares.

“Signing Date” shall have the meaning given to such term in the introduction to this Warrant.

“Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded, provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the VWAP of such security shall be the fair market value of such security on such date as determined by the Board of Trustees in good faith. If the holders of the Required Interest disagree for any reason with the Board of Trustee’s determination of the VWAP in accordance with the previous sentence, then such dispute shall be resolved pursuant to Section 2.9 with the term “VWAP” being substituted for the term “Current Market Price.” All such determinations shall be appropriately adjusted for any share splits, share dividends, combinations, recapitalizations and the like during the applicable calculation period.

“Warrant” shall have the meaning given to such term in the introduction of this Warrant.

“Warrant Price” shall have the meaning given to such term in the introduction of this Warrant.

“Warrant Share” shall have the meaning given to such term in the introduction of this Warrant.

14. REMEDIES. Each of the Company and the Holder of this Warrant acknowledges that the remedies at law available to the Company or the Holder of this Warrant, as applicable in the event of any default or threatened default by the other in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise, and each of the Company and the Holder of this Warrant hereby agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

15. TIME IS OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Warrant, time is of the essence.

16. NO RIGHTS OR LIABILITIES AS SHAREHOLDER. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company or as imposing any obligation on such Holder to purchase any securities or as imposing any liabilities on such Holder as a shareholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

17. SPECIFIC ENFORCEMENT; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

17.1 Each of the Company and the Holder of this Warrant agrees that irreparable damage would occur to the other in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company or the Holder of this Warrant, as applicable, shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof and thereof this being in addition to any other remedy to which the Company or the Holder of this Warrant, as applicable, may be entitled by law or equity.

17.2 The Company and Holder (i) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court and other courts of the United States sitting in New York City in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Warrant and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company and Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Warrant and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 17.2 shall affect or limit any right to serve process in any other manner permitted by law

17.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE RELATED DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. NOTICES. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile (with facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:	RAIT Financial Trust 2929 Arch Street 17th Floor Philadelphia, PA 19104 Telephone Number: (215) 243-9000 Fax: (215) 405-2945 Attention: Chief Financial Officer
With copies to:	Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103-2799 Telephone Number: (215) 981-4563 Fax: (215) 981-4750 Attention: Michael H. Friedman, Esq.
If to the Holder:	ARS VI Investor I, LLC c/o Almanac Realty Investors, LLC 1251 Avenue of the Americas New York, NY 10020 Telephone Number: (212) 403-3511 Fax: (212) 403-3520 Attention: Andrew M. Silberstein
With copies to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Telephone Number: (212) 969-3210 Fax: (212) 969-2900 Attention: Arnold S. Jacobs, Esq.

Either party hereto may from time to time change its address for notices by giving at least ten (10) days advance written notice of such changed address to the other parties hereto.

19. WAIVERS. No waiver by any party of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Required Interest; provided however that no such change, waiver, discharge or termination that would treat the Holder of this Warrant in a discriminatory manner may be made without the prior written consent of the Holder of this Warrant.

20. HEADINGS. The article, section and subsection headings in this Warrant are for convenience only and shall not constitute a part of this Warrant for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

21. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

22. COUNTERPARTS. This Warrant may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

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RAIT FINANCIAL TRUST
By:	/s/ James Sebra

Name: James Sebra Title: Chief Financial OfficerEXHIBIT A

FORM OF EXERCISE NOTICE
[To be executed only upon exercise of Warrant]

To RAIT FINANCIAL TRUST

The undersigned registered Holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder,       1 Common Shares and herewith makes payment of $      therefor, and requests that the certificates for such shares be issued in the name of, and delivered to       , whose address is—.

Dated:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT B

FORM OF EXCHANGE NOTICE
[To be executed only upon exercise of Warrant]

To RAIT FINANCIAL TRUST

The undersigned registered Holder of the within Warrant hereby irrevocably exchanges such Warrant with respect to       2            shares of the Common Share which such holder would be entitled to receive upon the exercise hereof, and requests that the certificates for such shares be issued in the name of, and delivered to       , whose address is      .

Dated:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT C

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

$[      ] [DATE]

FOR VALUE RECEIVED, RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), promises to pay to the order of [      ] (“Holder”), the principal amount of [      ] ($[      ]) and interest on the outstanding principal amount as provided below.

This note (this “Note”) is being issued pursuant to one of the Common Share Purchase Warrants issued by the Company (the “Warrants”) pursuant to the Securities Purchase Agreement, dated as of October 1, 2012, by and among the Company, RAIT Partnership, L.P., Taberna Realty Finance Trust, RAIT Asset Holdings IV, LLC and ARS VI Investor I, LLC (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Purchase Agreement.

The terms and conditions of this Note are as follows:

1. This Note shall accrue interest (calculated on the basis of a 360-day year of 30-day months, computed annually) on the unpaid principal amount of this Note at a rate of twelve and one half percent (12.5%) per annum (the “Interest Rate”), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year until such unpaid principal is paid or prepaid in cash in full.

2. The principal amount of this Note and all accrued and unpaid interest thereon shall be due on [      ]3 (the “Maturity Date”). On the Maturity Date, the Company shall pay to Holder all principal and accrued but unpaid interest thereon.

3. Each payment upon this Note shall be made at [      ] or any other place that Holder may direct in writing.

4. The Company, at its option, may make prepayments of the principal of, and the interest on, this Note in whole or in part (in minimum increments of $1,000,000, or if less, the remaining principal amount of the Note), at any time without premium or penalty, but with accrued interest to the date of such prepayment applicable to the principal amount of the Note being prepaid.

5. Each of the following shall constitute an “Event of Default” under this Note:

a. The occurrence of a Change of Control;

b. the Company shall, pursuant to or within the meaning of the United States Bankruptcy Code or any other foreign, federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”) (i) commence a voluntary case or proceeding, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official or (iv) make an assignment for the benefit of its creditors;

c. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company’s properties or (iii) orders the liquidation of the Company, and in each case, the order or decree is not dismissed within 90 days;

d. the Company fails to pay when due any principal or interest under this Note or any other note issued pursuant to the Warrants, the Common Share Appreciation Rights or the Articles Supplementary, and such failure continues unremedied for a period of ten (10) days; or

e. the occurrence of a default or event of default and the continuation thereof under the terms of any agreement, contract, note or other instrument to which any Issuer Party or any of their respective Subsidiaries is a party which has resulted in the acceleration of in excess of $25.0 million in Recourse Indebtedness and which acceleration has not been rescinded or cured and has not been stayed or restricted by judicial order or process and such occurrence and continuation continues for a period of two (2) business days after Holder’s delivery of written notice to the Company of such occurrence and continuation.

Upon the occurrence of any Event of Default specified in clauses (a) through (c) above after the issuance of this Note and separate from the event that gave rise to the issuance of this Note, all amounts owing with respect to this Note shall become immediately due and payable to Holder automatically and without any requirement of notice from Holder. Upon the occurrence of an Event of Default specified in clauses (d) through (e) above, Holder may declare all amounts owing with respect to this Note and any other note issued to the Holder pursuant to the Warrants, the Common Share Appreciation Rights or Articles Supplementary to be, and they shall thereupon forthwith become, immediately due and without presentment, demand, protest or other notice of any kind.

6. Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law and the interest rate otherwise applicable to this Note (including any default rate of interest) shall be reduced, if necessary, to conform to such maximum rate.

7. The Company waives demand for payment, presentment, notice of dishonor and protest of this Note.

8. No waiver by any party of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Note may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

9. Holder may sell or assign, or grant participations in, all or a portion of, its interest in this Note without the prior written consent of the Company (the “Note Interest”) and, in connection therewith, may make available to any prospective purchaser, assignee or participant any information relative to the Company in his possession. The Holder shall promptly notify the Company of any such sale, assignment or participation grant. The Company may not assign any of its rights hereunder without the prior written consent of Holder.

10. This Note and any term hereof may be changed, discharged or terminated only by an instrument in writing signed by the Company and the Holder. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. The parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court and other courts of the United States sitting in New York City in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Note. This Note shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written.

RAIT FINANCIAL TRUST

By: Name:
Title:

Acknowledged and agreed to by:

[HOLDER]

By:
Name:
Title:

[1]	Insert here the number of shares called for on the face of this Warrant (or, in the case of a partial exercise, the portion thereof as to which this Warrant is being exercised), in either case without making any adjustment pursuant to the adjustment provisions of the Warrant, and the Holder shall be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable Common Shares (or Other Securities) determined as provided in Sections 2 through 4 of the Warrant. In the case of a partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of the Warrant, to the holder surrendering the Warrant.

[2]	Insert here the number of shares with respect to which this Warrant is then being exercised. In the case of a partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of the Warrant, to the holder surrendering the Warrant.

[3]	The maturity date will be the third (3rd) anniversary of the applicable Put Demand Date or 180 days from the date of payment of the Exchange Cap excess amount under Section 1.1.3 of the Warrants.

Schedule A

(a)	16,452,072 Common Shares reserved for issuance under the Company’s 7.00% Convertible Senior Notes due 2031.

(b)	47,812 Common Shares reserved for issuance under the Company’s 6.875% Convertible Senior Notes due 2027.

(c)	Common Share Appreciation Rights (as defined in the Purchase Agreement) representing

6,735,667 Common Shares.